Exhibit 99.2

China Interactive Education Inc. Announces
March Investor Conference Participation

Zhongshan, China, March 5, 2010 – China Interactive Education Inc. (OTCBB: CIVN), a pioneer in interactive teaching and learning solutions in China, announced today that the Company will attend the Rodman & Renshaw Annual China Investment Conference on March 7-9, 2010, at the Regent Hotel in Beijing. Management will present on Tuesday March 9, 2010 at 3:40PM Beijing Time in Ballroom II. A Webcast of the Company’s presentation may also be viewed via: http://www.wsw.com/webcast/rrshq16/civn

The Company will also attend the ROTH 22nd Annual OC Growth Stock Conference on March 15-17, 2010 at the Ritz-Carlton Laguna Niguel. Management will present on Monday March 15, 2010 at 10:00AM PT in Track 4 and a Webcast of the presentation may be viewed via : http://www.wsw.com/webcast/roth23/civn.ob/

Management will be presenting and meeting with institutional investors at each conference. For more information regarding the conferences, please contact the respective conference sales representatives.

About China Interactive Education Inc.

China Interactive Education, Inc., headquartered in Zhongshan, China, is a pioneer in providing interactive teaching and learning solutions to China’s educational institutions, professional training schools, and individuals. The Company’s proprietary educational materials, co-developed with China’s leading universities, are embedded in its self-developed interactive hardware and software solutions. China Interactive Education sells its interactive classroom solutions directly to educational institutions, as well as through area distributors. Its electronic learning products are sold under its own “Five-Best Student” consumer brand as well as other licensed brands through retail points of sale throughout China.

Contact Information

Mr. Michael Lin
Vice President Investor Relations
China Interactive Education, Inc.
Tel: 949-743-2513
Email: mlin@menq.com.cn
www.menq.com.cn